Exhibit 99.1
Clearwire Reports Strong First Quarter 2010 Results
•	Total Ending Subscribers of 971,000, Up 94% Year Over Year

•	Total Net Subscriber Additions of 283,000 — Greater than Full Year 2009

•	Wholesale Subscriber Base Triples During the First Quarter 2010

•	First Quarter Revenue of $107 Million – Up 72% Year Over Year

•	Company Surpasses 50 million People Covered By Its Networks

•	4G WiMAX Smartphones By Samsung and HTC Expected to be Available Before End of 2010
KIRKLAND, Wash.—(BUSINESS WIRE) – May 5, 2010 – Clearwire Corporation (NASDAQ:CLWR), a leading provider of wireless broadband services, today reported its unaudited condensed consolidated financial and operating results for the first quarter of 2010.
“Customer demand for 4G services is truly making 2010 the year of mobile broadband, as always-on true mobile broadband keeps people connected to the information, services and applications that matter most,” said Bill Morrow, CEO of Clearwire. “With record breaking subscriber growth, a robust wholesale ‘network of networks’ approach to 4G, and customer usage that far surpasses anything seen on 3G networks today, Clearwire is standing at the forefront of the next evolution in telecommunications and technology.”

Clearwire ended the first quarter with 971,000 total subscribers consisting of 814,000 retail subscribers and 157,000 wholesale subscribers. During the first quarter 2010 Clearwire added 283,000 net new subscriber additions including 172,000 retail additions and 111,000 wholesale additions. Greater than one-third of our wholesale subscribers consist of subscribers on dual mode devices that reside outside of our currently launched markets, but for whom we receive monthly recurring revenue.
Revenue for the first quarter 2010 was $106.7 million, a 72% increase over first quarter 2009 revenue of $62.1 million and a 33% increase over fourth quarter 2009 revenue of $79.9 million. Retail average revenue per subscriber (ARPU) was $42.77 in the first quarter 2010. Retail ARPU in the first quarter includes the positive impact of $1.22 related to a prior period adjustment to account for incentive discounts over the lives of customer contracts. Without this adjustment first quarter ARPU was $41.55.
Retail cost per gross subscriber addition (CPGA) improved to $439 in the first quarter 2010, down from $624 in the fourth quarter 2009. The decline in CPGA is largely a function of greater gross additions, better overall marketing efficiencies and fewer market launches.
Retail monthly churn also improved to 3.0% in the first quarter 2010 compared to 3.6% in fourth quarter 2009. During the first quarter, the Company completed the conversion of the Hawaii, Seattle and Carolina markets to its 4G network, and the subscriber churn rate in the non-conversion markets was 2.7%.
The first quarter 2010 net loss attributable to Clearwire was ($94.1) million, or ($0.47) per basic share, as compared with the fourth quarter 2009 net loss attributable to Clearwire of ($98.7) million, or ($0.55) per basic share. The first quarter 2009 net loss attributable to Clearwire was ($71.1) million or ($0.37) per basic share.
The first quarter 2010 adjusted earnings before interest, taxes, depreciation and amortization and non-cash expenses related to capital assets (adjusted EBITDA) loss was ($251.6) million, an improvement from fourth quarter 2009 adjusted EBITDA loss of ($295.7) million. The adjusted EBITDA loss for the first quarter 2009 was ($144.0) million.

2010 Business Outlook
Clearwire continues to expect to cover up to 120 million people with its 4G network by the end of 2010. Within this footprint, services will be offered under both the CLEAR ® brand name, and those of the Company’s strategic wholesale providers which will vary across individual markets.
The Company also continues to expect that total subscriber levels will triple in 2010 from the end of 2009 levels and that it will end 2010 with more than 2 million total subscribers. The Company expects average 2010 retail CPGA to be in the mid $500’s and consistent with the average CPGA for 2009, while average retail ARPU is now expected to remain above $41.00 for 2010.
The timing and extent of our future plans are subject to a number of conditions, including the performance in our launched markets and access to additional funding. The Company currently expects to have full year 2010 net cash utilization between $2.8 billion and $3.2 billion.
In recent weeks, the Company has expanded its 4G mobile broadband network service area with five new markets covering nearly five million people, including Houston, TX in March, and earlier this week in Harrisburg, Reading, Lancaster and York, PA.
Clearwire also today announced plans to launch 4G mobile broadband service in 19 additional cities this summer, including previously announced markets Kansas City, KS; St. Louis, MO; Salt Lake City, UT, and the core area of Washington, D.C. and newly announced markets Nashville, TN; Daytona, Orlando and Tampa, FL; Rochester and Syracuse, NY; Merced, Modesto, Stockton, and Visalia, CA; Wilmington, DE; Grand Rapids, MI; Eugene, OR; and Yakima and Tri-Cities, WA.
In addition, the Company reiterated its plans to launch Clearwire’s 4G network in other major markets across the country by the end of 2010, including New York City, Los Angeles, Boston, Denver, Minneapolis, the San Francisco Bay Area, Miami, Cincinnati, Cleveland and Pittsburgh.
The company also expects to launch two WiMAX smartphones by the end of 2010. From Samsung, an Android-based 3G/4G/WiFi device optimized for heavy video and video communications use, and a 3G/4G/WiFi enabled phone from HTC.

Other Results of Operations
Cost of goods and services and network costs for the first quarter, 2010 increased 96% to $144.6 million compared to $73.6 million for the first quarter 2009. This increase is due to increased tower lease and backhaul expenses resulting from the launch of 4G markets.
Selling, General and Administrative (SG&A) expense for the first quarter 2010 increased 106% to $223.8 million compared to $108.5 million for the first quarter 2009. The increase is primarily due to higher sales and marketing and customer care expenses in support of the launch of new markets, as well as additional resources, headcount and shared services that we have utilized as we continue to build and launch our 4G markets. Employee headcount at March 31, 2010 increased to approximately 3,595 compared to 2,015 employees at March 31, 2009.
Higher network expansion activities led to an increase in Capital Expenditures (CapEx) to $690 million in the first quarter 2010 from CapEx of $112 million for the first quarter 2009. Net cash spending, including operating activities, capital expenditures and spectrum purchases, net of proceeds from financing activities, was $842 million. We ended the first quarter of 2010 with cash and investments of approximately $3.1 billion invested primarily in U.S. Treasury securities.

Clearwire Corporation
Summary of Financial Data
(In thousands, except per share data)
(Unaudited)

	Three months ended
	March 31,					December 31,
	2010		2009			2009

REVENUES	$106,672		$62,137		72%	$79,915		33%
OPERATING EXPENSES:
Cost of goods and services and network costs (exclusive of items shown separately below)	144,599		73,633		96%	169,768		-15%
Selling, general and administrative expense	223,791		108,465		106%	201,074		11%
Depreciation and amortization	78,756		48,548		62%	60,513		30%
Spectrum lease expense	66,691		64,440		3%	66,224		1%

Total operating expenses	513,837		295,086		74%	497,579		3%

OPERATING LOSS	(407,165)		(232,949)		75%	(417,664)		-3%

LESS NON CASH ITEMS
Non Cash Expenses	76,811		40,442		90%	61,408		25%
Depreciation and amortization	78,756		48,548		62%	60,513		30%

Total non cash	155,567		88,990		75%	121,921		28%

ADJUSTED EBITDA	(251,598)		(143,959)		75%	(295,743)		-15%
Adjusted EBITDA Margin	-236%		-232%			-370%

KEY OPERATING METRICS (k for ‘000’s, MM for ‘000,000’s)
Retail Net Subscriber Additions	172	k	25	k		87	k
Total Subscribers	971	k	500	k		688	k
Retail	814	k	500	k		642	k
Wholesale(1)	157	k	—			46	k
Retail ARPU	$42.77		$39.52			$39.86
Retail Churn	3.0%		2.6%			3.6%
Retail CPGA	$439		$466			$624
Capital Expenditures	$690	MM	$$112	MM		$767	MM
Covered POPS	51.5	MM	20.6	MM		44.7	MM
Cash, Cash Equivalents and Investments	$3,054	MM	$2,853	MM		$3,892	MM

(1)	Includes non-launched markets.
Note: For a definition and a reconciliation of non-GAAP financial measures, including adjusted EBITDA, Retail ARPU, Retail Churn and Retail CPGA please refer to the section titled “Definition and Terms of Reconciliation of Non-GAAP Financial Measures To unaudited Condensed Consolidated Financial Statements” at the end of this release.
Management Webcast
Clearwire executives will host a conference call and simultaneous webcast to discuss the company’s first quarter 2010 financial results at 4:30 p.m. Eastern Time today (1:30 p.m. Pacific Time). A live broadcast of the conference call will be available online on the Company’s Investor Relations website located at: http://investors.clearwire.com.

Interested parties can access the conference call by dialing 1-866-578-5801, or outside the United States 617-213-8058, five minutes prior to the start time. The passcode for the call is 68639415. A replay of the call will be available beginning at approximately 7:30 p.m. Eastern Time on May 5, until approximately 9:00 p.m. Eastern Time on Wednesday, May 19, by calling 1-888-286-8010, or outside the United States by dialing 617-801-6888. The passcode for the replay is 70150764.
About Clearwire
Clearwire Corporation (NASDAQ:CLWR), through its operating subsidiaries, is a leading provider of mobile broadband services. Our 4G network is currently available in areas of the U.S. where 41 million people live and the company plans to continue to expand our 4G coverage. Clearwire’s open all-IP network, combined with significant spectrum holdings, provides an unprecedented combination of speed and mobility to deliver next generation broadband access. The Company markets its service through its own brand called CLEAR™ as well as through its wholesale relationships with Sprint, Comcast and Time Warner Cable. Strategic investors include Intel Capital, Comcast, Sprint, Google, Time Warner Cable, and Bright House Networks. Clearwire is headquartered in Kirkland, Wash., additional information is available at http://www.clearwire.com.
Forward Looking Statements
This release, and other written and oral statements made by Clearwire from time to time, contains forward-looking statements which are based on management’s current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, management’s expectations regarding: future financial and operating performance and financial condition; proposed transactions; network development and market launch plans; strategic plans and objectives; industry conditions; the strength of the balance sheet; and liquidity and financing needs. The words “will,” “would,” “may,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “designed,” “plan” and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire’s control, which could cause actual results to differ materially and adversely from such statements. Some factors that could cause actual results to differ are:
•	We are an early-stage company with a history of operating losses and we expect to continue to realize significant net losses for the foreseeable future.

•	Our current and future plans are subject to a number of conditions and uncertainties, including among others, our ability to manage ongoing market development activities (including the development of over 10,000 sites), our performance in launched markets and our access to additional funding.

•	We regularly evaluate our plans, and we may elect to pursue new or alternative strategies which we believe would be beneficial to our business, including among other things, modifying the pace at which we build our 4G mobile broadband networks, augmenting our network coverage in markets we launch, changing our sales and marketing strategy and or acquiring additional spectrum.

•	If our business fails to perform as we expect, or if we elect to pursue new plans or strategies, we may be required to raise substantial additional financing, and if we are unable to raise such financing on acceptable terms we may need to modify our plans accordingly.

•	We may fail to realize all of the anticipated benefits of the transactions with Sprint and the strategic investors.

•	We are committed to using commercially reasonable efforts to deploy wireless broadband networks based solely on mobile WiMAX technology, even if there are alternative technologies available in the future that are technologically superior or more cost effective.

•	We currently depend on our commercial partners to develop and deliver the equipment for our legacy and mobile WiMAX networks.

•	Many of our competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services.

•	Our substantial indebtedness and restrictive debt covenants could limit our financing options and liquidity position and may limit our ability to grow our business.

•	Sprint Nextel Corporation owns a majority of our shares, resulting in Sprint holding a majority voting interest in the Company, and Sprint may have, or may develop in the future, interests that may diverge from other stockholders.

•	Future sales of large blocks of our common stock may adversely impact our stock price.
For a more detailed description of the factors that could cause such a difference, please refer to Clearwire’s filings with the Securities and Exchange Commission, including the information under the heading “Risk Factors” in our Annual Report on Form 10-K filed on February 24, 2010. Clearwire assumes no obligation to update or supplement such forward-looking statements.

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	March 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$629,069	$1,698,017
Short-term investments	2,367,508	2,106,661
Restricted cash	1,000	1,166
Accounts receivable, net of allowance of $2,945 and $1,956	6,981	6,253
Notes receivable	5,402	5,402
Inventory, net	19,696	12,624
Prepaids and other assets	53,629	46,466

Total current assets	3,083,285	3,876,589
Property, plant and equipment, net	3,206,457	2,596,520
Restricted cash	16,279	5,620
Long-term investments	57,602	87,687
Spectrum licenses, net	4,477,222	4,495,134
Other intangible assets, net	84,464	91,713
Investments in equity investees	10,336	10,647
Other assets	112,984	103,943

Total assets	$11,048,629	$11,267,853

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$597,643	$527,367
Deferred revenue	15,456	16,060

Total current liabilities	613,099	543,427
Long-term debt, net	2,716,219	2,714,731
Deferred tax liabilities	6,345	6,353
Other long-term liabilities	283,783	230,974

Total liabilities	3,619,446	3,495,485
Commitments and contingencies

Equity:
Clearwire Corporation stockholders’ equity:
Class A common stock, par value $0.0001, 1,500,000,000 shares authorized; 202,012,718 and 196,766,715 shares issued and outstanding, respectively	20	20
Class B common stock, par value $0.0001, 1,000,000,000 shares authorized; 743,481,026 and 734,238,872 shares issued and outstanding, respectively	74	73
Additional paid-in capital	2,083,855	2,000,061
Accumulated other comprehensive income	2,951	3,745
Accumulated deficit	(507,148)	(413,056)

Total Clearwire Corporation stockholders’ equity	1,579,752	1,590,843
Non-controlling interests	5,849,431	6,181,525

Total equity	7,429,183	7,772,368

Total liabilities and equity	$11,048,629	$11,267,853

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Revenues	$106,672	$62,137	72%
Operating expenses:
Cost of goods and services and network costs (exclusive of items shown separately below)	144,599	73,633	96%
Selling, general and administrative expense	223,791	108,465	106%
Depreciation and amortization	78,756	48,548	62%
Spectrum lease expense	66,691	64,440	3%

Total operating expenses	513,837	295,086	74%

Operating loss	(407,165)	(232,949)	75%

Other income (expense):
Interest income	1,250	3,277	-62%
Interest expense	(33,837)	(27,598)	23%
Other income (expense), net	929	(3,308)	-128%

Total other income (expense), net	(31,658)	(27,629)	15%

Loss before income taxes	(438,823)	(260,578)	68%
Income tax benefit (provision)	(578)	86	—

Net loss	(439,401)	(260,492)	69%
Less: non-controlling interests in net loss of consolidated subsidiaries	345,309	189,437	82%

Net loss attributable to Clearwire Corporation	$(94,092)	$(71,055)	32%

Net loss attributable to Clearwire Corporation per Class A Common Share:
Basic	$(0.47)	$(0.37)

Diluted	$(0.48)	$(0.38)

Weighted average Class A Common Shares outstanding:
Basic	198,605	191,887

Diluted	935,925	705,887

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(439,401)	$(260,492)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income taxes	578	(86)
Losses from equity investees, net	333	397
Non-cash fair value adjustment on swaps	—	(3,090)
Other-than-temporary impairment loss on investments	—	1,480
Accretion of discount on debt	1,205	19,114
Depreciation and amortization	78,756	48,548
Amortization of spectrum leases	14,150	14,713
Non-cash rent	42,961	19,789
Share-based compensation	19,700	5,940
Loss on disposal or write-off of property, plant and equipment	8,127	4,747
Gain on disposal of assets	(1,425)	—
Changes in assets and liabilities
Inventory	(7,072)	115
Accounts receivable	(850)	142
Prepaids and other assets	(29,184)	(6,462)
Prepaid spectrum licenses	(23)	(15,890)
Accounts payable and other liabilities	80,776	10,402

Net cash used in operating activities	(231,369)	(160,633)
Cash flows from investing activities:
Capital expenditures	(655,245)	(114,530)
Payments for spectrum licenses and other intangible assets	(10,260)	(4,597)
Purchases of available-for-sale investments	(1,237,229)	(966,772)
Disposition of available-for-sale investments	1,010,700	200,000
Other investing	(1,993)	5,720

Net cash used in investing activities	(894,027)	(880,179)
Cash flows from financing activities:
Principal payments on long-term debt	—	(3,573)
Debt financing fees	(20,066)	—
Strategic investors cash contributions	64,156	—
Proceeds from issuance of common stock	12,655	10,016

Net cash provided by financing activities	56,745	6,443
Effect of foreign currency exchange rates on cash and cash equivalents	(297)	(391)

Net decrease in cash and cash equivalents	(1,068,948)	(1,034,760)
Cash and cash equivalents:
Beginning of period	1,698,017	1,206,143

End of period	$629,069	$171,383

Supplemental cash flow disclosures:
Cash paid for interest	$—	$10,071
Swap interest paid, net	$—	$2,040
Non-cash investing activities:
Fixed asset purchases in accounts payable and other current liabilities	$125,555	$2,795
Capital lease asset purchases	$3,358	$—
Non-cash financing activities:
Capital lease obligations	$3,358	$—

Definition of Terms and Reconciliation of Non-GAAP Financial Measures to Unaudited Condensed Consolidated Statements of Operations
     The Company utilizes certain financial measures which are widely used in the telecommunications industry and are not calculated based on accounting principles generally accepted in the United States of America (GAAP). Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC. Other companies may calculate these measures differently.
(1) Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined as consolidated operating loss less depreciation and amortization expenses, non cash expenses related to capital assets (towers, spectrum leases and buildings) and stock-based compensation expense. A reconciliation of operating loss to Adjusted EBITDA is as follows:

	Three months ended
	March 31,		December 31,
	2010	2009	2009
(in thousands)		(unaudited)
Operating Loss	$(407,165)	$(232,949)	$(417,664)

Non Cash Expenses
Spectrum Lease Expense	24,591	21,675	27,780
Tower & Building Rents	32,520	12,827	30,323
Stock Compensation	19,700	5,940	3,305

Non Cash Items Expense	76,811	40,442	61,408

Depreciation and amortization	78,756	48,548	60,513

ADJUSTED EBITDA	(251,598)	(143,959)	(295,743)

In a capital-intensive industry, management believes Adjusted EBITDA, as well as the associated percentage margin calculation, to be meaningful measures of the Company’s operating performance. We provide Adjusted EBITDA as a supplemental performance measure because management believes it facilitates comparisons of the Company’s operating performance from period to period and comparisons of the Company’s operating performance to that of other companies by backing out potential differences caused by non-cash expenses related to long-term capital assets and leases, and share-based compensation. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance, management also uses Adjusted EBITDA for business planning purposes and in measuring our performance relative to that of our competitors. In addition, we believe that Adjusted EBITDA and similar measures are widely used by investors, financial analysts and credit rating agencies as a measure of our financial performance over time and to compare our financial performance with that of other companies in our industry.
(2) Retail ARPU is revenue comprised of total revenue, less: acquired businesses revenue (revenue from entities that were acquired by Old Clearwire), the revenue generated from the sales of devices, shipping revenue, and wholesale revenue; divided by the average number of retail subscribers in the period divided by the number of months in the period.

	Three months ended
	March 31,		December 31,
	2010	2009	2009
(in thousands)		(unaudited)
Retail ARPU
Total Revenue	$106,672	$62,137	$79,915
Acquired Companies & Other Revenue	(12,766)	(4,320)	(9,350)

Retail ARPU Revenue	93,906	57,817	70,565

Average Retail Customers	732	488	590
Months in Period	3	3	3
Retail ARPU	$42.77	$39.52	$39.86

Management uses retail ARPU to identify average revenue per retail customer, to track changes in average retail customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees, affect average revenue per retail customer, and to assist in forecasting future service revenue. In addition, retail ARPU provides management with a useful measure to compare our retail customer revenue to that of other wireless communications providers. We believe investors use retail ARPU primarily as a tool to track changes in our average revenue per retail customer and to compare our per retail customer service revenues to those of other wireless communications providers.
(3) Retail Churn, which measures retail customer turnover, is calculated as the number of retail subscribers that terminate service in a given month divided by the average number of retail subscribers in that month using the actual number of retail subscribers or the pro forma number of retail subscribers, as applicable. Retail subscribers that discontinue service in the first 30 days of service for any reason, or in the first 90 days of service under certain circumstances, are deducted from our gross retail customer additions and therefore not included in the retail churn calculation.
Management uses retail churn to measure retention of our retail subscribers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. We believe investors use retail churn primarily as a tool to track changes in our customer retention. Other companies may calculate this measure differently.
(4) Retail CPGA (Cost per Gross Addition) is selling, general and administrative costs less general and administrative costs and acquired businesses costs, plus devices equipment subsidy, divided by gross retail customer additions in the period.

	Three months ended
	March 31,		December 31,
	2010	2009	2009
(in thousands)		(unaudited)
Retail CPGA
Selling, General and Administrative	$223,791	$108,465	$201,074
G&A and Other	(119,799)	(78,870)	(107,482)

Total Selling Expense	103,992	29,595	93,592

Total Retail Gross Adds	237	64	150
Total Retail CPGA	$439	$466	$624

Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new subscribers.
# # #
Clearwire Corporation
Investor Relations:
Paul Blalock, 425-636-5828
paul.blalock@clearwire.com
Media Relations :
Susan Johnston, 425-216-7913
susan.johnston@clearwire.com